Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 28th day of January, 2008 (the “Effective Date”), is entered into among Jens Peter Timm (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the “Company”).

1. Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the Executive’s employment pursuant to the terms of this Agreement shall begin on March 10, 2008 (the “Commencement Date”).

2. At-Will Employment. The parties to this Agreement agree and acknowledge that the Executive’s employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement. Similarly, the Company may change Executive’s position, responsibilities or compensation with or without cause or notice.

3. Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company initially as its Vice President, Research and Development. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and Chief Executive Officer (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and Chief Executive Officer (or his or her designee(s)).

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 5.2, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $225,000 less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2 Performance Bonus. If Executive remains employed through the last day of a fiscal year, Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 50.0% of the annual base salary for such fiscal year (the “Target Bonus Amount”). The payment of the Target Bonus Amount shall be subject to the Company’s and Executive’s achievement of goals to be established and presented to the Executive each fiscal year.

4.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees.

4.4 Reimbursement of Expenses During Employment. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive’s duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5 Equity. The Company will recommend to the board of directors of the Parent that Executive receive a grant of options to purchase 75,000 shares of the common stock of Parent (the “Initial Grant”). If, within 60 days of the Commencement Date, the Executive’s former employer (the “Former Employer”) exercises its option to repurchase shares of the Former Employer’s common stock that are held by the Executive pursuant to the exercise of the Executive’s incentive stock options, the Company will recommend to the board of directors of the Parent that the Executive receive an additional grant of options to purchase 50,000 shares of the common stock of Parent (the “Repurchase Grant”, which with the Initial Grant shall be referred to as the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Parent’s common stock on the date of issuance. The Options shall vest over a four-year period in four equal amounts beginning on the first anniversary after the date of issuance. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan (the “Plan”), and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive.

4.6 Relocation Expenses. The Company will reimburse the Executive for the reasonable Relocation Expenses (as defined below) he incurs in selling his current home and in transporting himself, his family, and their belongings to a residence near the Company’s headquarters. The Company shall make such reimbursement promptly upon presentation of reasonably detailed documentation of the Executive’s Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean the following reasonable expenses incurred by the Executive related to moving his and his family’s primary residence from Connecticut to the Carlsbad, California area: (i) costs of looking for a new primary residence, including two house-hunting trips; (ii) reasonable attorneys’ fees, closing costs and brokers’ commissions (up to 6%) associated with the sale of the Executive’s Connecticut residence, (iii) reasonable attorneys’ fees and closing costs associated with the purchase of the Executive’s new residence in the Carlsbad, California area (but excluding mortgage loan fees and points); (iv) up to three months’ temporary family housing expenses; (v) costs for the physical movement of furniture, clothing, household effects, vehicles and other items from the Executive’s Connecticut home to the Carlsbad, California area. Executive shall be entitled to a full “gross-up” for all taxes incurred in connection with the Relocation Expenses. In addition, if the Executive is not able, despite his reasonable best efforts, to sell his Connecticut home within 90 days of the Commencement Date, the Company shall engage a relocation specialist to purchase the Executive’s Connecticut home for a price obtained by averaging three independent appraisals of such home. To the extent permitted by applicable laws, the Executive shall be obligated to make a payment to the Company equal to the Relocation Expenses immediately upon the occurrence of any of the following events: (i) the Executive terminates his employment or this Agreement prior to the second anniversary of the Commencement Date, or (ii) the Company terminates this Agreement for Cause prior to the second anniversary of the Commencement Date. Notwithstanding the foregoing, the amount that Executive shall be obligated to pay with respect to Reimbursement Expenses shall be reduced by 1/730th for each day in which the Executive is employed by the Company. Nothing in this Section 4.6 shall obligate the Company to undertake any obligations that are not permitted by applicable laws.

5. Termination of Employment. The Executive’s employment can terminate at any time with or without cause or notice by either the Executive or the Company.

5.1 Termination by the Company for Cause. If the Company terminates Executive for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date. For purposes of this Agreement, “Cause” means any one of the following: (i) Executive being convicted of a felony; (ii) Executive committing any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) failure or refusal by Executive to follow policies or directives reasonably established by the President and Chief Executive Officer or his or her designee(s) that goes uncorrected for a period of 30 consecutive days after notice has been provided to Executive; (iv) a material breach of this Agreement that goes uncorrected for a period of 30 consecutive days after notice has been provided to Executive; (v) any gross or willful misconduct or negligence by Executive in the performance of Executive’s duties; (vi) egregious conduct by Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vii) a material violation of the Company’s Code of Conduct.

5.2 Termination by the Company Without Cause. In the event that Executive’s employment is terminated without Cause, the Company shall continue for a period of six months (the “Severance Period”), to pay to Executive the annual base salary then in effect and payment for accrued but untaken vacation days. During the Severance Period, if the Executive elects to have COBRA coverage and the Executive does not have medical benefits at such time, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company’s group health plan for the Executive and his family members who are entitled to such COBRA coverage.

6. Additional Covenants of the Executive.

6.1 Noninterference; Nonsolicitation; Nondisparagement.

(a) During Executive’s employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s business, whether for compensation or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) During Executive’s employment with the Company, and for a period of one year following the termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the “Company Group”) to leave the service of the Company Group for any reason; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course of his employment with the Company.

(c) During Executive’s employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, “Company-Related Parties”), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3 The restrictions contained in this Section 6 are necessary for the protection of the Company’s proprietary information (including without limitation all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (i.e., without limitation any and all information that is not generally available to the public about the Company, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, customers, clinical advisors, development partners, sales and marketing techniques, any and all information entrusted to the Company by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets Act, and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Other Agreements. Executive represents that Executive’s performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) a personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Entire Agreement. Other than as explicitly set forth in this Agreement, this Agreement constitutes the entire agreement between the parties.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

15. Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Jens Peter Timm
Jens Peter Timm

ALPHATEC SPINE, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO

ALPHATEC HOLDINGS, INC.

By:	/s/ Dirk Kuyper
Name:	Dirk Kuyper
Title:	President and CEO